UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

FOSTER WHEELER LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31305	22-3802649
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Perryville Corporate Park, Clinton, New Jersey	08809-4000
(Address of Principal Executive Offices)	(Zip Code)

(908) 730-4000
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Background

Foster Wheeler Ltd.'s periodic filings with the Securities and Exchange Commission describe its asbestos-related liabilities and related insurance assets and also refer to litigation currently pending regarding its coverage disputes with certain of its subsidiaries' insurers. (See Note 11 to the Company's unaudited condensed consolidated financial statements for the three months ended March 31, 2006 and Item 1A "Risk Factors--The amount and timing of insurance recoveries of our asbestos-related costs in the United States is uncertain. The failure to obtain insurance recoveries could cause a material adverse effect on our financial condition, results of operations and cash flow.")

As previously disclosed, Foster Wheeler has been in settlement discussions with its subsidiaries' insurers, and has also previously entered into several settlement agreements with insurers.

New Insurance Settlement

Effective June 30, 2006, in connection with the coverage litigation referred to above, the Company's subsidiaries have reached an agreement to settle their asbestos-related claims for insurance coverage with an additional insurer. This settlement generally provides for (1) the payment of money to Foster Wheeler in payments over an up to 25-year period commencing in 2006, in exchange for the release by Foster Wheeler of past, present and future asbestos-related claims under such insurer’s policies (2) agreement by Foster Wheeler to dismiss such insurer from the coverage litigation and (3) agreement by Foster Wheeler to indemnify such insurer from claims asserted under the released claims.

As a result of this insurance settlement and based on the Company’s previously reported estimated asbestos liability, the Company will increase its reported asbestos-related insurance assets by approximately $80 million, and will record a gain of approximately $80 million in the second quarter of 2006. In addition, this settlement will reduce the estimated net amount to be funded from the Company’s cash flow from operations for the settlement of asbestos-related claims in 2006 to approximately $34 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER LTD.

DATE: July 7, 2006	By: /s/ Peter J. Ganz
Name: Peter J. Ganz
Title: Executive Vice President, General Counsel and Secretary